Exhibit 3.18

LIMITED LIABILITY COMPANY AGREEMENT

OF

WYNNEWOOD REFINING COMPANY, LLC

This Limited Liability Company Agreement (this “Agreement”) of Wynnewood Refining Company, LLC (the “Company”), dated as of December 31, 2011 is entered into by Gary-Williams Energy Company, LLC, a Delaware limited liability company (the “Member”).

WHEREAS, the Company was formed under the Delaware Limited Liability Company Act, (6 Del. C. § 18-101, et seq.) (as amended from time to time, the “DLLCA”) pursuant to a Certificate of Formation of the Company, which was filed with the Secretary of State of the State of Delaware on December 27, 2011 and became effective as of 11:59 p.m. Eastern Standard Time on December 31, 2011 (the “Certificate of Formation”);

WHEREAS, the Member wishes to enter into this Agreement in order to set forth its binding agreement as to the affairs of the Company, the conduct of its business and the rights and obligations of the Member.

NOW, THEREFORE, in consideration of the foregoing, and of the covenants and agreements hereinafter set forth, it is hereby agreed as follows:

ARTICLE 1

GENERAL PROVISIONS

1.1.                            Name.  The name of the Company is Wynnewood Refining Company, LLC.

1.2.                            Purpose.  The purposes of the Company are, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the DLLCA and engaging in all acts or activities as the Company deems necessary, advisable or incidental to the furtherance of the foregoing.

1.3                               Registered Office.  The address of the registered office of the Company in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

1.4.                            Registered Agent.  The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

ARTICLE 2

MANAGEMENT OF THE COMPANY

2.1.                            Management; Powers.  The Member shall be deemed to be a “manager” within the meaning of Section 18-101(10) of the DLLCA.

2.2.                            Officers and Agents.  The Member shall have the power to appoint agents (who may be referred to as officers) to act for the Company with such titles, if any, as the Member deems appropriate and to delegate to such officers or agents such of the powers as are granted to the Member hereunder; provided, however, that no such delegation by the Member shall cause the Member to cease to be the “manager” of the Company within the meaning of the DLLCA.  The signature of the Member or any executive officer of the Member shall be sufficient to bind the Company to any agreement or on any document, including, but not limited to, documents drawn or agreements made in connection with the acquisition, financing or disposition of any assets as shall have been approved by the Member.

ARTICLE 3

CAPITAL CONTRIBUTION

3.1.                            Capital Contribution; Capital Account.  The capital contribution of the Member is set forth on Exhibit A hereto, as amended from time to time.  Except as required by applicable law, the Member shall not at any time be required to make any additional contribution to the capital of the Company or any loans to the Company.  The Member’s capital account shall be adjusted for distributions and allocations made pursuant to Article 4.

ARTICLE 4

DISTRIBUTIONS AND ALLOCATIONS

4.1.                            Distributions.  Distributions shall be made at the times and in the aggregate amounts determined by the Member.

4.2                               Allocations.  Allocations shall be made 100% to the Member.

ARTICLE 5

DISSOLUTION; ASSIGNMENT; ADDITIONAL MEMBERS

5.1.                            Dissolution.  The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following:  (a) the written consent of the Member or (b) a judicial determination that an event has occurred that makes it unlawful, impossible or impractical for the Company to carry on the business of the Company.

5.2.                            Assignments.  The Member may assign in whole or in part its membership interests in the Company.

5.3.                            Admission of Additional Members.  One or more additional members of the Company may be admitted to the Company with the consent of the Member.

ARTICLE 6

LIMITATION ON LIABILITY

6.1.                            Liability of Member.  Except as otherwise provided by the DLLCA, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member or participating in the management of the Company.  The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under the DLLCA or this Agreement shall not be grounds for imposing personal liability on the Member for liabilities of the Company.

ARTICLE 7

TAX MATTERS

7.1.                            Status of the Company.  It is intended that the Company be disregarded as an entity separate from the Member for U.S. federal income tax purposes.  No election shall be made pursuant to Treasury Regulation Section 301.7701-3 or otherwise to treat the Company as an association taxable as a corporation.  To the extent the Company is not disregarded as an entity separate from the Member for any tax purpose, the Company shall prepare and file tax returns as necessary.

7.2.                            Tax Elections.  All tax elections required or permitted to be made under the Internal Revenue Code of 1986, as amended, and any applicable state, local or foreign tax law shall be made in the discretion of the Member, and any decision with respect to the treatment of Company transactions on the Company’s state, local or foreign tax returns shall be made in such manner as may be approved by the Member.

ARTICLE 8

MISCELLANEOUS

8.1.                            Amendment.  This Agreement may be amended from time to time with the written consent of the Member.

8.2                               Interests are Securities. Each limited liability company interest of the Company shall constitute and remain a “security” within the meaning of, and governed by, Article 8 of the Uniform Commercial Code as in effect from time to time in the State of Delaware.  Each limited liability company interest of the Company shall be evidenced by a certificate issued by the Company (the “Certificates”).  Certificates shall be signed by an authorized signatory and shall be in such form or forms as the Member shall approve.

8.3                               Pledge of Membership Interest.  Notwithstanding any provision of this Agreement to the contrary, the limited liability company interests issued hereunder or covered hereby may be pledged to any lender or lenders as collateral for the indebtedness, liabilities and obligations of the Company and/or any of its subsidiaries to such lender or lenders, and any such lender’s or lenders’ rights under any collateral documentation governing or pertaining to such pledge.  The pledge of such limited liability company interests shall not, except as otherwise provided in such collateral documentation, cause the Member to cease to be a Member or to have the power to exercise any rights or powers of a Member and, except as provided in such collateral documentation, such lender or lenders shall not have any liability solely as a result of such pledge.  Without limiting the foregoing, the right of such lender or lenders to enforce their rights and remedies under such collateral documentation hereby is acknowledged and any such action taken in accordance therewith shall be valid and effective for all purposes under this Agreement (regardless of any restrictions herein contained) and any assignment, sale or other disposition of the limited liability company interests by such lender or lenders pursuant to any such collateral documentation in connection with the exercise of any such lender’s or lenders’ rights and powers shall be valid and effective for all purposes, including, without limitation, under the DLLCA and this Agreement, to transfer all right, title and interest of the Member hereunder to itself or themselves, any other lender or any other person (each, an “Assignee”) in accordance with such collateral documentation and applicable law (including, without limitation, in accordance with such collateral documentation and applicable law, the rights to participate in the management of the business and the business affairs of the Company, to share profits and losses, to receive distributions and to receive allocation of income, gain, loss, deduction, credit or similar item) and such Assignee shall be a Member of the Company with all rights and powers of a Member.  Such assignment shall not constitute an event of dissolution under Section 5.1 hereunder. Further, no lender or any such Assignee shall be liable for the obligations of the Member assignor to make contributions. The Member approves all of the foregoing and agrees that no further approval shall be required for the exercise of any rights or remedies under such collateral documentation.

8.4                               Severability. If any provisions of this Agreement shall be determined to be illegal or unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms.

8.5.                            Headings.  The section and other headings of this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

8.6.                            Governing Law.  This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

8.7.                            Effectiveness.  Pursuant to Section 18-201(d) of the DLLCA, this Agreement shall be effective immediately after the effective time of the Certificate of Formation.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed and delivered in its name and on its behalf, as of the date first above written.

GARY-WILLIAMS ENERGY COMPANY, LLC, a Delaware limited liability company

By:	/s/ Edward A. Morgan
Name: Edward A. Morgan
Title: Chief Financial Officer and Treasurer

EXHIBIT A

Member	Capital Contribution

Gary-Williams Energy Company, LLC	$1.00